UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SPIRIT AIRLINES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SPIRIT AIRLINES, INC.
2800 Executive Way
Miramar, Florida 33025
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 13, 2012
To the Stockholders of Spirit Airlines, Inc.:
Notice Is Hereby Given that the Annual Meeting of Stockholders (“Annual Meeting”) of Spirit Airlines, Inc., a Delaware corporation (the “Company”), will be held on June 13, 2012, at 9:00 a.m. local time, at the Ritz-Carlton Hotel, 2401 E. Camelback Road, Phoenix, Arizona for the following purposes:

1.	To elect three Class I directors to hold office until the 2015 annual meeting of stockholders or until their successors are elected;

2.
To ratify the selection, by the audit committee of the Board of Directors, of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2011;

3.	To hold an advisory vote to approve named executive officer compensation as disclosed in these materials;

4.	To hold an advisory vote on whether the advisory vote to approve named executive officer compensation should be held every one, two or three years; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders who owned our common stock at the close of business on April 27, 2012 (the "Record Date") can vote at this meeting or any adjournments that take place.

Our Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm as described in Proposal No. 2 of the Proxy Statement, FOR the approval, on an advisory basis, of the compensation of our named executive officers as described in Proposal No. 3 of the Proxy Statement, and for the approval, on an advisory basis, of a frequency of every ONE YEAR for future advisory votes to approve executive compensation as described in Proposal No. 4 of the Proxy Statement.

For our Annual Meeting, we have elected to use Full Set Delivery as our primary means of providing our proxy materials to stockholders. Consequently, all stockholders will have the opportunity to receive paper copies of our proxy materials including a proxy card which will indicate the date, time and location of the Annual Meeting, the matters to be acted upon at the meeting, the Board of Directors' recommendation with regard to each matter and voting instructions.

You are cordially invited to attend the Annual Meeting, but whether or not you expect to attend in person, you are urged to vote and submit your proxy by following the voting procedures described in the proxy card.

By Order of the Board of Directors
/s/ Thomas Canfield
Thomas Canfield
Secretary
Miramar, Florida
April 30, 2012

SPIRIT AIRLINES, INC.
2800 Executive Way
Miramar, Florida 33025

PROXY STATEMENT
FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS
JUNE 13, 2012

The Board of Directors of Spirit Airlines, Inc. is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held on June 13, 2012, at 9:00 a.m., local time, and any adjournment or postponement of that meeting (the “Annual Meeting”). The Annual Meeting will be held at the Ritz-Carlton Hotel, 2401 E. Camelback Road, Phoenix, Arizona.

For our Annual Meeting, we have elected to use Full Set Delivery as our primary means of providing our proxy materials to stockholders. Consequently, all stockholders will have the opportunity to receive paper copies of our proxy materials including a proxy card which will indicate the date, time and location of the Annual Meeting, the matters to be acted upon at the meeting, the Board of Directors' recommendation with regard to each matter and voting instructions.

The only voting securities of Spirit Airlines, Inc. are shares of common stock, par value $0.0001 per share (the “common stock”), of which there were 67,744,307 shares outstanding as of the Record Date (excluding any treasury shares). We need the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present in person or represented by proxy, to hold the Annual Meeting. As of the Record Date, there were also 4,600,797 shares of non-voting common stock, par value $0.0001 per share (the “non-voting common stock”), issued and outstanding, which shares of non-voting common stock may be converted into shares of voting common stock on a share-for-share basis upon satisfaction of certain regulatory conditions. These shares of non-voting common stock, even if converted into shares of voting common stock after the Record Date but prior to the date of the Annual Meeting, will not be entitled to vote at the Annual Meeting.

In this Proxy Statement, we refer to Spirit Airlines, Inc. as the “Company,” “Spirit,” “we” or “us” and the Board of Directors as the “Board.” When we refer to Spirit's fiscal year, we mean the twelve-month period ending December 31 of the stated year.

The Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (“SEC”), is available in the “Financials” section of our website at http://ir.spirit.com. You also may obtain a copy of the Company's Annual Report on Form 10-K, without charge, by contacting: Secretary, c/o Spirit Airlines, Inc., 2800 Executive Way, Miramar, FL 33025.

THE PROXY PROCESS AND STOCKHOLDER VOTING
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 27, 2012 will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 67,744,307 shares of common stock issued and outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If, on April 27, 2012, your shares were registered directly in your name with the transfer agent for our common stock, Wells Fargo Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
If, on April 27, 2012, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy card from your broker or other agent.

What am I being asked to vote on?

You are being asked to vote FOR:

•	the election of three Class I directors to hold office until our 2015 Annual Meeting of Stockholders;

•	the ratification of the selection, by the audit committee of the Board, of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012; and

•	the approval, on an advisory basis, of the compensation of the Company's named executive officers.

You are also being asked to vote for ONE YEAR, on an advisory basis, as the frequency of future advisory votes to approve executive compensation.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?

You may vote by mail or follow any alternative voting procedure described on the proxy card. To use an alternative voting procedure, follow the instructions on each proxy card that you receive.

For the election of directors, you may either vote “For” each of the three nominees or you may “Withhold” your vote for any nominee you specify. For the ratification of the selection of the Company's independent auditors and the advisory vote to approve named executive officer compensation, you may vote “For” or “Against” or abstain from voting. For the advisory vote on the frequency of the advisory vote to approve named executive officer compensation, you may choose among four options: holding the vote every one, two or three years, or abstaining.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by signing, dating and returning the proxy card, over the Internet or by telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual

Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote by proxy over the Internet, follow the instructions provided in the proxy card.

•	To vote by telephone you may vote by proxy by calling the toll free number found on the proxy card.

•	To vote by mail simply complete, sign and date the proxy card and return it promptly. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.
Who counts the votes?
Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged as our independent agent to tabulate stockholder votes. If you are a stockholder of record, and you choose to vote over the Internet or by telephone, Broadridge will access and tabulate your vote electronically. If you choose to sign and mail your proxy card, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in street name, as applicable) returns one proxy card to Broadridge on behalf of all its clients.
How are votes counted?

With respect to Proposal No. 1, the election of directors, the three nominees receiving the highest number of votes will be elected. With respect to Proposal Nos. 2, 3 and 4, the affirmative vote of the holders of a majority in voting power of the shares of common stock which are present in person or by proxy and entitled to vote on each proposal is required for approval. With respect to Proposal No. 4, the frequency of the advisory vote to approve named executive officer compensation, if none of the frequency alternatives (one year, two years or three years) receives a majority vote, the Company will consider the alternative receiving the greatest number of votes - every year, every two years or every three years - to be the frequency that stockholders approve. However, because this vote is advisory and not binding on us or the Board in any way, the Board may decide that it is in our and our stockholders' best interests to hold an advisory vote to approve named executive officer compensation more or less frequently than the option approved by our stockholders.

Brokers who hold shares in street name for the accounts of their clients may vote such shares either as directed by their clients or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. If your shares are held by a broker on your behalf, and you do not instruct the broker as to how to vote these shares on Proposal No. 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. With respect to Proposal Nos. 1, 3 or 4, the broker may not exercise discretion to vote on those proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. However, broker non-votes will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Please instruct your bank or broker so your vote can be counted.

If stockholders abstain from voting, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal Nos. 1 and 4, and with regard to Proposal Nos. 2 and 3, will have the same effect as an “Against” vote.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of April 27, 2012.

How do I vote via Internet or telephone?

You may vote by proxy via the Internet by following the instructions provided in the proxy card. You may also vote by proxy by calling the toll-free number found on the proxy card. Please be aware that if you vote over the Internet or by telephone, you may incur costs such as telephone and Internet access charges, as applicable, for which you will be responsible. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on June 12, 2012. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly.
What if I return a proxy card but do not make specific choices?
If we receive a signed and dated proxy card and the proxy card does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the three nominees for director, “For” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, “For” the approval, on an advisory basis, of named executive officer compensation, and for every “one” year as the frequency for the advisory vote to approve named executive officer compensation. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one set of materials?
If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must follow the instructions for voting on the proxy cards which include voting over the Internet, by telephone or by signing, dating and returning any of such proxy cards.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

▪	You may submit another properly completed proxy with a later date.

▪	You may send a written notice that you are revoking your proxy to our Secretary at 2800 Executive Way, Miramar, Florida 33025.

▪	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.
When are stockholder proposals due for next year's Annual Meeting?
To be considered for inclusion in the proxy materials for next year's Annual Meeting, your proposal must be submitted in writing by January 4, 2013, to our Secretary at 2800 Executive Way, Miramar, Florida 33025; provided that if the date of that Annual Meeting is earlier than May 14, 2013 or later than August 12, 2013, the deadline will be a reasonable time before we begin to print and send our proxy materials for next year's Annual Meeting. If you wish to submit a proposal that is not to be included the proxy materials for next year's Annual Meeting pursuant to the SEC's shareholder proposal procedures or to nominate a director, you must do so between February 13, 2013 and March 15, 2013; provided that if the date of that annual meeting is earlier than May 14, 2013 or later than August 12, 2013, you must give notice not earlier than the 120th day prior to the annual meeting date and not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made.  You are also advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 67,744,307 shares outstanding and entitled to vote. Accordingly, not less than 33,872,154 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.
How can I find out the results of the voting at the Annual Meeting?
Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The Board is comprised of 10 members. In accordance with our amended and restated certificate of incorporation, the Board is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:

▪	Class I directors: Robert D. Johnson, Barclay G. Jones III and Stuart I. Oran, whose current terms will expire at the Annual Meeting;

▪	Class II directors: B. Ben Baldanza, David G. Elkins and Horacio Scapparone, whose current terms will expire at the annual meeting of stockholders to be held in 2013; and

▪	Class III directors: Bill Franke, H. McIntyre Gardner, Jordon L. Kruse and John R. Wilson, whose current terms will expire at the annual meeting of stockholders to be held in 2014.
Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.
The division of the Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Messrs. Johnson, Jones and Oran have been nominated to serve as Class I directors and have each elected to stand for reelection. Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders or until his successor is elected and has been qualified, or until such director's earlier death, resignation or removal.
Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR
THE ELECTION OF EACH NAMED NOMINEE.

The following table sets forth, for the Class I nominees and our other current directors who will continue in office after the Annual Meeting, information with respect to their ages and position/office held with the Company:

Name	Age	Position/Office Held With the Company
Class I Directors whose terms expire at the 2012 Annual Meeting of Stockholders
Robert D. Johnson (1)	64	Director
Barclay G. Jones III (1)	51	Director
Stuart I. Oran (2) (3) (4)	61	Director

Class II Directors whose terms expire at the 2013 Annual Meeting of Stockholders
B. Ben Baldanza	50	President, Chief Executive Officer and Director
David G. Elkins (2)	70	Director
Horacio Scapparone (2) (3) (4)	60	Director

Class III Directors for election at the 2014 Annual Meeting of Stockholders
Bill Franke (2)	75	Director and Chairman of the Board
H. McIntyre Gardner (1) (3)	50	Director
Jordon L. Kruse (4)	40	Director
John R. Wilson (1) (4)	47	Director

(1)	Member of the audit committee of the Board.
(2)	Member of the compensation committee of the Board.
(3)	Member of the nominating and corporate governance committee of the Board.
(4)	Member of the finance committee of the Board.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors' individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.
Nominees for Election to a Three-Year Term Expiring at the 2015 Annual Meeting of Stockholders

Robert D. Johnson has been a member of the Board since July 2010. Mr. Johnson retired in 2008 as Chief Executive Officer of Dubai Aerospace Enterprise (DAE), a global aerospace engineering and services company. In 2005, prior to DAE, Mr. Johnson was Chairman of Honeywell Aerospace, a leading global supplier of aircraft engines, equipment, systems and services, where he also served prior to 2005 as President and Chief Executive Officer. Prior to Honeywell Aerospace, Mr. Johnson held management positions at various aviation and aerospace companies. He serves on the board of directors of Spirit Aerosystems, a publicly-traded aerospace components company that is not affiliated with Spirit Airlines, Ariba, Inc., a publicly-traded software company, and Roper Industries, Inc., a publicly-traded company. The Board has concluded that Mr. Johnson should serve on the Board and audit committee because of his experience in the aviation and aerospace industries, his financial expertise and his general business knowledge.

Barclay G. Jones III has been a member of the Board since 2006. Since March 2000, Mr. Jones has been the Executive Vice President of Investments for iStar Financial Inc., a publicly-traded finance company focused on the commercial real estate industry. Prior to iStar, Mr. Jones was at W.P. Carey & Co., an investment management company, where he served in a variety of capacities, including Vice Chairman and Chief Acquisitions Officer. The Board has concluded that Mr. Jones should serve on the Board and audit committee based on his financial expertise and his general business experience.
Stuart I. Oran has been a member of the Board since 2004. During the past five years, Mr. Oran has been the Managing Member of Roxbury Capital Group LLC, a merchant banking firm that he founded in April 2002. From 1994 to 2002 Mr. Oran held a number of senior executive positions at United Airlines. Mr. Oran also serves on the boards of Red Robin Gourmet Burgers, Inc., a national casual dining chain, Bond Street Holdings, Inc., a bank holding company and its wholly-owned subsidiary, Florida Community Bank, National Association. He previously served on the boards of Wendy's International, Inc., a fast food company, from March 2004 to September 2008, Polaris Acquisition Corp., an acquisition company, from July 2007 to May 2009 and Deerfield Capital Corp., an investment management company that was merged into a financial institution, from 2008 to early 2011. The Board has concluded that Mr. Oran should serve on the Board, and the compensation and finance committees based on his experience in the airline industry, his experience on public company boards and his general business experience.

Directors Continuing in Office Until the 2013 Annual Meeting of Stockholders

B. Ben Baldanza has been a member of the Board since May 2006. He has served as our President and Chief Executive Officer since May 2006 and as our President and Chief Operating Officer from January 2005 to May 2006. From August 1999 to January 2005, Mr. Baldanza served as Senior Vice President of Marketing and Planning at US Airways, where he was responsible for route planning, scheduling, pricing and revenue management, marketing, sales, cargo, distribution and the international division. Prior to US Airways, Mr. Baldanza served as Managing Director and Chief Operating Officer of Grupo Taca, an airline group based in Latin America. Mr. Baldanza previously held positions at Continental Airlines, Northwest Airlines and American Airlines. The Board has concluded that Mr. Baldanza should serve on the Board based on his experience in the airline industry and due to his position as Chief Executive Officer.
David G. Elkins has been a member of the Board since July 2010. Mr. Elkins retired in 2003 as President and Co-Chief Executive Officer of Sterling Chemicals, Inc., a North American chemicals producer headquartered in Houston, Texas. In 2001, Sterling Chemicals filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. Prior to joining Sterling Chemicals in 1998, Mr. Elkins was a senior partner in the law firm of Andrews Kurth LLP, where he specialized in corporate and business law. Mr. Elkins currently serves as the non-executive board chairman of Holley Performance Products, Inc., an automotive performance products company. Mr. Elkins previously served as an independent director of numerous public and private corporations and charitable organizations. From 1996-2011, he served as business representative and advisor for the heirs of Howard R. Hughes, Jr. in connection with substantial real estate holdings in Nevada and California. The Board has concluded that Mr. Elkins should serve on the Board and compensation committee based on his experience with corporate and financial transactions and business leadership experience.

Horacio Scapparone has been a member of the Board since 2006. He serves as Chief Executive Officer of the Bristol Group, an Argentine insurance group dedicated to P&C and Surety businesses, and has held this position since 1997. From 2002 to 2007, he was a board member and Chairman of Alpargatas SAIC, a large Argentine textile company sold in 2007 to a Brazilian textile company. In 2007 Alpargatas filed for protection under Argentinean bankruptcy law. In addition, the Comision Nacional de Valores of Argentina imposed an administrative fine on Alpargatas. This sanction is currently being appealed. Mr. Scapparone also serves on the board of Bristol Group and the Argentinean companies of El Comercio CIA de Seguros and Aseguradora de Creditos y Garantias. The Board has concluded that Mr. Scapparone should serve on the Board, and the compensation and finance committees, based on his financial expertise and general business experience.

Directors Continuing in Office Until the 2014 Annual Meeting of Stockholders

Bill Franke has been Chairman of the Board since July 2006. Mr. Franke is the Managing Partner of Indigo, a private equity fund focused in air transportation, and a Managing Partner of Newbridge Latin America, a private equity fund focused on Latin America. Mr. Franke also serves on the boards of Bristol Group SA, a surety and travel insurance company, Wizz Air Limited, a Hungarian airline, and Concesionaria Vuela Compañía de Aviación, S.A. de C.V., which does business as Volaris, a Mexican airline. He served on the boards of Tiger Aviation Pte. Ltd, a Singapore-based airline, from 2004 to 2009, and was its founding chair, Alpargatas S.A.I.C, an Argentina-based footwear and textiles manufacturer, from 1996 to 2007, and Phelps Dodge Corporation, a mining company, including service as the lead outside director for several years, from 1980 to 2007. Mr. Franke was also the Chairman of America West Airlines from 1992 to 2001, where he also served as Chief Executive Officer from 1993 to 2001. The Board has concluded that Mr. Franke should continue to serve on the Board as Chairman and on our compensation committee based on his private equity experience in the air transportation industry, his prior directorships, his financial literacy and his general business experience.

H. McIntyre Gardner has been a member of the Board since July 2010. Mr. Gardner retired in 2008 from Merrill Lynch & Co., Inc. as the Head of Americas Region and Global Bank Group, Global Private Client. Prior to joining Merrill Lynch in July 2000, Mr. Gardner was the President and Chief Operating Officer of Helen of Troy Limited, a personal care products manufacturer. The Board has concluded that Mr. Gardner should serve on the Board and audit committee based on his financial and business skills, extensive corporate finance experience and broad financial expertise.

Jordon L. Kruse has been a member of the Board since 2005. Mr. Kruse is a Managing Director at Oaktree Capital Management, LP, a Los Angeles based institutional money manager. He is a member of Oaktree's Principal Fund, which focuses on investments in private equity and distressed debt for control and is responsible for the aviation, packaging, chemicals, building products and consumer apparel sectors. Prior to joining Oaktree in 2001, Mr. Kruse was an attorney at the law firm of Kirkland & Ellis LLP, which he joined in 1997. Mr. Kruse serves on the boards of Dayton Superior Corporation, a manufacturer and distributor of products used in concrete construction, Chesapeake UK Holding Ltd, a supplier of specialty paperboard packaging products in Europe, Nordenia International AG, a manufacturer of plastic films and flexible packaging, BP Clothing LLC, an apparel company, Cyanco Corporation, a manufacturer of sodium cyanide used in the gold mining industry, and CF Group Inc., a commercial furniture company. The Board has concluded that Mr. Kruse should serve on the Board and finance committee based on his financial expertise, knowledge of our Company and his general business experience.

John R. Wilson has been a member of the Board since 2009. Mr. Wilson has been a Principal of Indigo since 2004, and, prior to that, and held positions at America West Airlines and Northwest Airlines. Mr. Wilson also served on the boards of Wizz Air Holdings Plc and Volaris. The Board has concluded that Mr. Wilson should serve on the Board, and the audit and finance committees, based on his experience in the airline industry, his financial expertise and general business experience.

Executive Officers

The following is biographical information for our executive officers not discussed above.

Name	Age	Position(s)
Barry Biffle	40	Executive Vice President and Chief Marketing Officer
Thomas Canfield	56	Senior Vice President, General Counsel and Secretary
Edward M. Christie, III	41	Senior Vice President and Chief Financial Officer
Tony Lefebvre	43	Senior Vice President and Chief Operating Officer
James Lynde	56	Senior Vice President, Human Resources

Barry Biffle has served as our Chief Marketing Officer since February 2005. From 2003 to 2005, Mr. Biffle served as Managing Director of Marketing at US Airways, where he was responsible for advertising, direct marketing, the frequent flier program, US Airways Vacations and product development. Additionally, Mr. Biffle held other key positions in network planning, sales and marketing while at US Airways. Prior to joining US Airways, Mr. Biffle held several management positions at American Eagle Airlines.
Thomas Canfield has served as our Senior Vice President and General Counsel since October 2007. From September 2006 to October 2007, Mr. Canfield served as General Counsel & Secretary of Point Blank Solutions, Inc., a manufacturer of antiballistic body armor. Prior to Point Blank, from 2004 to 2007 he served as CEO and Plan Administrator of AT&T Latin America Corp., a public company formerly known as FirstCom Corporation, which developed high-speed fiber networks in 17 Latin American cities. AT&T Latin America Corp. underwent a reorganization under Chapter 11 of the U.S. Bankruptcy Code beginning in 2003. Mr. Canfield also served as General Counsel & Secretary at AT&T Latin America Corp from 1999 to 2004. Previously, Mr. Canfield was Counsel in the New York office of Debevoise & Plimpton LLP. Mr. Canfield serves on the board and audit committee of Iridium Communications Inc., a satellite communications company. Mr. Canfield previously served on the boards of directors of Birch Telecom Inc., a telecommunications company, from 2006 to 2008, and Tricom S.A., a telecommunications company, from 2004 to early 2010.
Edward M. Christie, III has served as our Senior Vice President and Chief Financial Officer since April 2012. Prior to joining the Company, Mr. Christie served as Vice President and Chief Financial Officer of Pinnacle Airlines Corp. from July 2011 to March, 2012. Prior to that, Mr. Christie was a partner in the management consulting firm of Vista Strategic Group LLC from May 2010 to July 2011. Mr. Christie served in various positions from 2002 to 2010 at Frontier Airlines, including as Chief Financial Officer from June 2008 to January 2010, as Senior Vice President, Finance from February 2008 to June 2008, as Vice President, Finance from May 2007 to February 2008, and before that in several positions, including Corporate Financial Administrator; Director of Corporate Financial Planning; and Senior Director of Corporate Financial Planning and Treasury.

Tony Lefebvre has served as our Senior Vice President and Chief Operating Officer since June 2011. Prior to that, he served as our Senior Vice President, Airport and Inflight Operations from October 2005 to June 2011. Mr. Lefebvre formerly served as the Managing Director, Europe at US Airways, Inc. from August 2002 to October 2005 where he was responsible for airport operations, sales and marketing and reservations within the region. From September 1998 to August 2002, Mr. Lefebvre was the Managing Director, Cargo for US Airways, Inc. and was responsible for its worldwide cargo business.
James Lynde has served as our Senior Vice President, Human Resources since January 2012. Prior to that, he was was Chief People Officer for Sagittarius Brands, a multi-brand restaurant business. From 2005 to 2006, he was SVP, Human Resources for Unisource Worldwide, an international distribution business, where he led HR and strategic planning. From 1995 to 2004, Jim was SVP, People for Red Lobster, where he was responsible for human resources and all operations training. Prior to that, Lynde was VP, Human Resources with Westin/Starwood Hotels and Resorts. Jim began his career with PG&E Corp.
Independence of the Board of Directors
As required under the NASDAQ Stock Market rules, a majority of the members of a listed company's board of directors must qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company's counsel to ensure that the Board's determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ Stock Market, as in effect from time to time.
Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that Messrs. Elkins, Gardner, Johnson, Jones, Kruse, Lotz, Oran and Scapparone are independent directors within the meaning of the applicable NASDAQ Stock Market listing standards. In doing so, the Board considered the interest that Mr. Kruse has in Oaktree Capital Management, a private investment firm, and its affiliates and determined that this relationship did not conflict with the elements of independence set forth in the NASDAQ Stock Market listing standards.
As required under the NASDAQ Stock Market rules, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Beginning on January 25, 2012, the Company was no longer exempt from certain rules of the NASDAQ Stock Market that require that the audit committee and compensation committee be comprised entirely of independent directors under the “controlled company” exception, and the phase-in periods applicable to the foregoing NASDAQ Stock Market requirements commenced. Accordingly, Mr. Wilson will be required to discontinue serving as a member of the audit committee prior to June 1, 2012, and Mr. Franke will be required to discontinue serving as a member of the compensation committee prior to January 25, 2013. The Company already complies with the NASDAQ Stock Market rules requiring all of the directors serving on the nominating and corporate governance committee be independent.

There are no family relationships among any of our directors or executive officers.

Information Regarding the Board of Directors and its Committees

Board Responsibilities; Risk Oversight

The Board is responsible for, among other things, overseeing the conduct of our business; reviewing and, where appropriate, approving our major financial objectives, plans and actions; and reviewing the performance of our chief executive officer and other members of management based on reports from the compensation committee. Following the end of each year, the Board conducts an annual self-evaluation, which includes a review of any areas in which the Board or management believes the Board can make a better contribution to our corporate governance, as well as a review of the committee structure and an assessment of the Board's compliance with corporate governance principles. In fulfilling the Board's responsibilities, directors have full access to our management and independent advisors. With respect to the Board's role in our risk oversight, our audit committee discusses with management our policies with respect to risk assessment and risk management and our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. Our audit committee reports to the full Board with respect to these matters, among others.

Leadership Structure

We have historically separated the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting our strategic direction and our day-to-day leadership and performance, while the Chairman of the Board provides guidance to the CEO and sets the agenda for board meetings and presides over meetings of the full Board. Mr. Franke currently serves as our Chairman of the Board, and Mr. Baldanza currently serves as Chief Executive Officer. In addition, our amended and restated bylaws provide that the independent directors may appoint a lead director from among them to perform such duties as may be assigned by the Board.

Board Committees
The Board has the following standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee and a finance committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by the Board.
Audit Committee
Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee evaluates the independent auditors' qualifications, independence and performance; determines the engagement of the independent auditors; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements; approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company's engagement team as required by law; reviews our critical accounting policies and estimates; oversees our internal audit function and annually reviews the audit committee charter and the committee's performance. The current members of our audit committee are H. McIntyre Gardner, who is the chair of the committee, Robert Johnson, Barclay Jones and John Wilson. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NASDAQ Stock Market. The Board has determined that H. McIntyre Gardner is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NASDAQ Stock Market. Messrs. Gardner, Johnson and Jones are independent directors as defined under the applicable rules and regulations of the SEC and the NASDAQ Stock Market. Beginning January 25, 2012, we were no longer a “controlled company” within the meaning of the NASDAQ Stock Market rules. Accordingly, Mr. Wilson will be required to discontinue his service as a member of the audit committee prior to June 1, 2012. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and the NASDAQ Stock Market. A copy of the audit committee charter is available to security holders on the Company's website at http://ir.spirit.com.

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, evaluates our performance in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. The compensation committee considers recommendations of our Chief Executive Officer with respect to the compensation of other executive officers. Our Chief Executive Officer evaluates each other executive officer's overall performance and contributions to us at the end of each fiscal year and reports to the compensation committee his recommendations of the other executive officers' compensation. The compensation committee also administers the issuance of stock options and other awards under our equity-based compensation plans. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. The current members of our compensation committee are Messrs. Franke, Elkins, Oran and Scapparone, with Mr. Franke serving as the chair of the committee. A copy of the compensation committee charter is available to security holders on the Company's website at http://ir.spirit.com.

In order for our compensation committee to continue to make recommendations or determinations with respect to executive compensation, such committee must be composed of a majority of independent directors within ninety days from the date we are no longer a “controlled company,” which occurred on January 25, 2012, and entirely of independent directors within one year from that date. The Board has affirmatively determined that each of Messrs. Elkins, Oran and Scapparone meets the definition of “independent director” for purposes of the NASDAQ Stock Market listing rules and for purposes of Section 162(m) of the Internal Revenue Code. As we are longer a “controlled company” within the meaning of the NASDAQ Stock Market rules, Mr. Franke will be required to discontinue his service as a member of the compensation committee prior to January 25, 2013.

Nominating and Corporate Governance Committee
The nominating and corporate governance committee is responsible for making recommendations regarding candidates for directorships and the size and composition of the Board. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations concerning governance matters. The nominating and corporate governance committee is comprised of Messrs. Gardner, Oran and Scapparone, with Mr. Gardner serving as the chair of the committee. Potential candidates for nomination to the Board will be discussed by the committee. The Board has affirmatively determined that each of Messrs. Gardner, Oran and Scapparone meets the definition of “independent director” for purposes of the NASDAQ Stock Market listing rules. A copy of the nominating and corporate governance committee charter is available to security holders on the Company's website at http://ir.spirit.com.
Finance Committee
The finance committee, which was formed in February 2012, oversees and makes recommendations regarding the Company's capital plans and budgets, cash management plans and activities, and new business opportunities or financing transactions. The finance committee is authorized to independently approve certain matters. The finance committee is comprised of Messrs. Kruse, Oran, Scapparone and Wilson, with Mr. Kruse serving as the chair of the committee. A copy of the finance committee charter is available to security holders on the Company's website at http://ir.spirit.com.
Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

The Board met 12 times during 2011. The audit committee of the Board met six times and the compensation committee of the Board met seven times. The nominating and corporate governance committee of the Board did not meet during 2011. The finance committee was not formed until February 2012. During 2011, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of the Secretary, at 2800 Executive Way, Miramar, Florida 33025. The Secretary will forward the communication to the Board members.

Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is or has at any time during the past year been an officer or employee of ours. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.
Code of Business Conduct and Ethics
The Board has adopted a Code of Ethics and Business Conduct. The Code of Ethics and Business Conduct is applicable to all members of the Board, executive officers and employees, including our chief executive officer, chief financial officer and principal accounting officer. The Code of Ethics and Business Conduct is available under the Investor Relations section on our website at www.spirit.com under “Code of Ethics.” The Code of Ethics and Business Conduct addresses, among other things, issues relating to conflicts of interests, including internal reporting of violations and disclosures, and compliance with applicable laws, rules and regulations. The purpose of the Code of Ethics and Business Conduct is to deter wrongdoing and to promote, among other things, honest and ethical conduct and to ensure to the greatest possible extent that our business is conducted in a legal and ethical manner. We intend to promptly disclose (1) the nature of any amendment to our code of ethics that applies to our directors, executive officers or other principal financial officers and (2) the nature of any waiver, including an implicit waiver, from a provision of our code of ethics that is granted to one of these specified directors, officers or other principal financial officers, the name of such person who is granted the waiver and the date of the waiver on our website in the future.
Limitation of Liability and Indemnification
Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director's duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.
Our amended and restated certificate of incorporation provides that we may indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to indemnify our directors and officers to the fullest extent permitted by Delaware law and advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe these limitations of liability provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation, amended and restated bylaws and indemnification agreements may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. Our amended and restated certificate of incorporation provides that any such lawsuit must be brought in the Court of Chancery of the State of Delaware. The foregoing provisions may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board has engaged Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2012, and is seeking ratification of such selection by our stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since the year ended December 31, 1995. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

To be approved, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm must receive a “For” vote from the holders of a majority in voting power of the shares of common stock which are present in person or represented by proxy and entitled to vote on the proposal. Abstentions and broker non-votes will be counted towards a quorum. Abstentions will have the same effect as an “Against” vote for purposes of determining whether this matter has been approved. Broker non-votes will have no effect on the outcome of this proposal.

Principal Accountant Fees and Services

The following table provides information regarding the fees incurred by Ernst & Young LLP during the years ended December 31, 2011 and 2010. All fees described below were approved by the audit committee

	(in thousands) Year Ended December 31,
	2011	2010
Audit Fees	$805	$1,796
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	2	2
Total Fees	$807	$1,798

Audit Fees

Audit fees represent fees billed for professional services rendered for the audit of our annual financial statements, including reviews or our quarterly financial statements, as well as audit services provided in connection with certain other regulatory filings including our 2011 and 2010 filings of reports or registration statements on Form 10-K, Form 10-Q, Form S-1, and Form 8-K. Included in Audit Fees are $187 thousand and $781 thousand for services rendered in connection with our registration statements on Form S-1, related to our initial public offering and secondary offering, and Form S-8, comfort letter consents and other SEC-related work for 2011 and 2010, respectively.

Audit-Related Fees

There were no audit-related fees of Ernst & Young LLP during 2011 and 2010.

Tax Fees

There were no tax fees of Ernst & Young LLP during 2011 and 2010.

All Other Fees

All other fees represent an annual license fee for access to Ernst & Young's web-based accounting research tool during 2011 and 2010.

Pre-Approval Policies and Procedures

The audit committee pre-approves all audit and non-audit services provided by its independent registered public accounting firm. This policy is set forth in the charter of the audit committee and available at http://ir.spirit.com.

The audit committee approved all audit and other services provided by Ernst & Young LLP for 2011 and 2010 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, were periodically reviewed and approved by the audit committee.

The audit committee considered whether the non-audit services rendered by Ernst & Young LLP were compatible with maintaining Ernst & Young LLP's independence and concluded that they were so compatible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR
THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2012.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Exchange Act, the Company is providing stockholders with an advisory (non-binding) vote on compensation programs for our named executive officers (sometimes referred to as “say on pay”). Accordingly, you may vote on the following resolution at the 2012 annual meeting:
“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement.”
To be approved, this proposal must receive a “For” vote from the holders of a majority in voting power of the shares of common stock which are present in person or represented by proxy and entitled to vote on the proposal. Abstentions and broker non-votes will be counted towards a quorum. Abstentions will have the same effect as an “Against” vote for purposes of determining whether this matter has been approved. Broker non-votes will have no effect on the outcome of this proposal.
This vote is nonbinding. The Board and the compensation committee expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.
As described in detail under “Compensation Discussion and Analysis” our compensation programs are designed to motivate our executives to create a successful company. Our philosophy is to make a significant percentage of an executive officer's compensation “at-risk” and tied to the Company's performance. We believe that our compensation program, with its balance of short term incentives (including performance bonuses) and long-term incentives (including equity awards), rewards sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR
THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN
THE COMPENSATION DISCUSSION AND ANALYSIS, THE ACCOMPANYING COMPENSATION TABLES
AND THE RELATED NARRATIVE DISCLOSURE.

PROPOSAL NO. 4:
ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
In addition to providing stockholders with the opportunity to cast an advisory vote to approve executive compensation, the Company this year is providing stockholders with an advisory vote on whether the advisory vote to approve executive compensation should be held every one, two or three years.
The Board has determined that an advisory “say on pay” vote on the compensation of our named executive officers that occurs on an annual basis is the most appropriate option for the Company. Accordingly, the Board recommends that the advisory vote to approve the compensation of our named executive officers occur on a frequency of “every one year.” The Board believes that a frequency of “every one year” for an advisory “say on pay” vote will allow our stockholders to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in the Proxy Statement each year.
The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining). To constitute the recommendation of the stockholders, the applicable “One year,” “Two years” or “Three years” option must receive the affirmative vote of the holders of a majority in voting power of the shares of common stock which are present in person or by proxy and entitled to vote on this proposal. However, if none of the frequency options (one year, two years or three years) receives a majority vote, we will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been selected by our stockholders. Abstentions and broker non-votes will be counted towards a quorum but otherwise will have no effect on the outcome of this proposal.
Although this advisory vote on the frequency of the “say on pay” vote is nonbinding, the Board and the compensation committee will take into account the outcome of the vote when considering the frequency of future advisory votes to approve executive compensation.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR
THE OPTION OF “EVERY ONE YEAR” FOR FUTURE ADVISORY VOTES
TO APPROVE EXECUTIVE COMPENSATION.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date (April 27, 2012), information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each named executive officer as set forth in the summary compensation table below;

•	each of our directors; and

•	all current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable.

Common stock subject to stock options and warrants currently exercisable or exercisable within 60 days of the Record Date are deemed to be outstanding for computing the percentage ownership of the person holding these options and warrants and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for computing the percentage of any other person.

As of the Record Date there were 67,744,307 shares of our voting common stock and 4,600,797 shares of our non-voting common stock outstanding. For purposes of calculating the percentage of beneficial ownership, we have assumed that all shares of non-voting common stock have been converted into common stock on a share-for-share basis. Accordingly, we have based our calculation of the percentage of beneficial ownership on 72,521,228 shares of common stock outstanding as of the Record Date. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Spirit Airlines, Inc., 2800 Executive Way, Miramar, Florida 33025.

Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Common Stock	Options Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percent
5% Stockholders:
Funds affiliated with Indigo (1)	12,070,920	—	12,070,920	16.6%
Funds affiliated with Oaktree Capital Management (2)	13,020,669	—	13,020,669	18.0%
PAR Investment Partners, L.P. (3)	5,363,574	—	5,363,574	7.4%
Gilder, Gagnon, Howe & Co. LLC (4)	4,586,412	—	4,586,412	6.3%
SUSHC LLC (5)	4,501,774	—	4,501,774	6.2%

Named Executive Officers and Directors:
B. Ben Baldanza (6)	455,838	—	455,838	*
Barry Biffle (6)	170,514	5,000	175,514	*
Thomas Canfield (6)	138,211	—	138,211	*
Edward M. Christie III (6)	47,500	—	47,500	*
David Lancelot (6)	140,175	—	140,175	*
Tony Lefebvre (6)	101,211	5,000	106,211	*
James Lynde (6)	40,000	—	40,000	*
Bill Franke (1)	12,070,920	—	12,070,920	16.6%
David G. Elkins	3,408	—	—	*
H. McIntyre Gardner	3,408	—	—	*
Robert D. Johnson	3,408	—	—	*
Barclay G. Jones III	3,408	—	—	*
Jordon L. Kruse	—	—	—	*
Stuart I. Oran	35,908	—	35,908	*
Horacio Scapparone	3,408	—	—	*
John R. Wilson	3,408	—	—	*

All 15 current directors and executive officers as a group	13,080,550	10,000	13,070,102
______________________________________

*	Represents beneficial ownership of less than one percent of the outstanding shares of common stock.
(1) Shares of common stock listed consist of 804,727 shares held by Indigo Florida L.P. and 11,266,193 shares held by Long Bar Miramar LLC. Bill Franke is the managing member of a fund that is the general partner of Indigo Florida L.P. and is manager of a fund that is the manager of Long Bar Miramar LLC and as such, has voting and dispositive power over these shares. Mr. Franke disclaims beneficial ownership of the shares held by these entities except to the extent of any pecuniary interest therein. Each entity listed herein whose shares are beneficially owned by Indigo has a principal business address of: c/o Indigo Partners, 2525 East Camelback Road, Suite 800, Phoenix, Arizona 85016.

(2)
Shares of common stock listed consist of 2,807,815 shares held by POF Spirit Domestic Holdings, LLC, 9,945,375 shares held by OCM Spirit Holdings III-A, LLC and 264,071 shares held by POF Spirit Foreign Holdings, LLC., as well as 3,408 restricted stock units granted in connection with Mr. Kruse's service on our board of directors. Howard S. Marks, Bruce A. Karsh, Sheldon M. Stone, Larry W. Keele, Stephen A. Kaplan, John B. Frank, David M. Kirchheimer and Kevin L. Clayton, whom we refer to collectively as the Oaktree Management Group, are members of the executive committee of Oaktree Capital Group Holdings GP, LLC. Oaktree Capital Group Holdings GP, LLC is the general partner of Oaktree Capital Group Holdings, L.P., which is the majority holder of the voting units of Oaktree Capital Group, LLC. Oaktree Capital Group, LLC is the sole shareholder of Oaktree Holdings, Inc., which is the general partner of Oaktree Capital Management, L.P., which is the manager of each of OCM Spirit Holdings III-A, LLC, POF Spirit Domestic Holdings, LLC and POF Spirit Foreign Holdings, LLC, each of which owns common stock of the Company. As such, each such entity and member of the Oaktree Management Group may be deemed to have voting and dispositive power over the shares held by each of OCM Spirit Holdings III-A, LLC, POF Spirit Domestic Holdings, LLC and POF Spirit Foreign Holdings, LLC. Each such entity and member of the Oaktree Management Group disclaims beneficial ownership of shares of common stock of the Company except to the extent of any pecuniary interest therein. Each entity listed herein whose shares are beneficially owned by the Oaktree Management Group has a principal business address of: c/o Oaktree Capital Management, 333 S. Grand Avenue, Los Angeles, California 90071.

(3)
Shares of common stock consist of 2,647,777 shares of common stock and 2,715,797 shares of non-voting common stock, which non-voting shares are convertible on a share-for-share basis into shares of voting common stock at the option of the holder at any time in connection with a transfer or sale except in limited circumstances. PAR Capital Management, Inc. (“PCM”) is the general partner of PAR Group, L.P. (“PAR Group”). PAR Group is the general partner of PAR Investment Partners, L.P. The shares held by PAR Investment Partners, L.P. are part of a portfolio managed by Edward L. Shapiro. As an officer of PCM, Mr. Shapiro has the authority to trade the shares held by PAR Investment Partners, L.P. However, Mr. Shapiro disclaims beneficial ownership of the shares held by PAR Investment Partners L.P. except to the extent of any pecuniary interest therein. Each of the entities and individuals listed herein has a principal business address of: c/o PAR Capital Management, Inc., One International Place, Suite 2401, Boston, Massachusetts 02110.

(4)	Address is 3 Columbus Circle, 26th Floor, New York, NY 10019

(5)
Jonathon S. Jacobson is the sole manager and controlling person of SUSHC LLC (“SUSHC”). Non-voting membership interests in SUSHC are owned, directly or indirectly, by Highfields Capital I LP, Highfields Capital II, LP and Highfields Capital III L.P., investment partnerships that are managed by entities also controlled by Mr. Jacobson. Mr. Jacobson disclaims beneficial ownership of the shares held by SUSHC except to the extent of any pecuniary interest therein. Each entity or individual listed herein whose shares are beneficially owned by SUSHC, LLC has a principal business address of: c/o Highfields Capital Management, 200 Clarendon Street, Boston, Massachusetts 02116.

(6)
Included in the amounts shown are grants of restricted stock units made on March 22, 2012 of 42,500 to Mr. Baldanza, 20,000 to Mr. Biffle, 12,500 to Mr. Canfield, 47,500 to Mr. Christie, 12,500 to Mr. Lefebvre and 40,000 to Mr. Lynde. Not included in the amounts shown are awards, made also on March 22, 2012, of performance share units, amounting to 42,500 units to Mr. Baldanza, 20,000 units to Mr. Biffle, 12,500 units to Mr. Canfield, 47,500 units to Mr. Christie, 12,500 units to Mr. Lefevbre and 40,000 units to Mr. Lynde. The performance share units are settled in shares of common stock, in an amount from 0% to 200% of the number of units awarded, based on the Company's total shareholder return compared to that of 11 peer airlines over the three-year period commencing on January 1, 2012 and ending on December 31, 2014. The peer airlines are Alaska Air Group, Allegiant Travel Company, Delta Air Lines, Hawaiian Holdings, JetBlue Airways, Pinnacle Airlines, Republic Airways Holdings, Skywest, Southwest Airlines, United Continental and US Airways.

(7) Mr. Lancelot resigned from the Company effective March 1, 2012. Beneficial ownership of shares is based upon most recent data available.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

Compensation Arrangements for Our Non-Employee Directors

We compensate our non-employee directors for their service on our board of directors, but do not pay director fees to our directors who are our employees. In October 2011, we adopted a new non-employee director compensation policy under which each non-employee director is entitled to receive an annual retainer of $30,000 paid in quarterly installments and fees of $1,500 for attendance at each meeting of our board of directors. In addition, each committee member is entitled to receive fees of $1,500 for attendance at each committee meeting of our board of directors. The Chairman of the Board, Chair of the audit committee and Chairs of any other board committees receives additional annual retainers of $20,000, $12,000 and $5,000, respectively.
Non-employee directors are also entitled to receive an annual equity based grant (which could be in the form of stock options, restricted stock units, restricted stock or other equity-based compensation) with an estimated fair market value of $40,000 as of the grant date. In February 2012, each of our non-employee directors received (i) an initial pro-rated grant of 1,327 restricted stock units with a vesting date of June 1, 2012, and (ii) a grant of 2,081 restricted stock units with a vesting date of February 16, 2013.
Non-employee directors are reimbursed for travel and other expenses incurred for attending meetings. Consistent with prevailing practice in the airline industry, non-employee directors are also afforded free positive-space family travel benefits on our airline, in our case up to a maximum value of $5,000 per year. Prior to the adoption of our new non-employee director compensation policy, our non-employee directors received an annual cash retainer of $25,000, payable in quarterly installments.
The following table sets forth information concerning the compensation earned by our non-employee directors during the year ended December 31, 2011.

Name	Fees Earned or Paid in Cash	All Other Compensation	Total
Bill Franke (1)	$25,000	—	$25,000
Jordon L. Kruse (2)	25,000	—	25,000
Barclay G. Jones, III	25,000	—	25,000
Stuart I. Oran	25,000	—	25,000
Horacio Scapparone	25,000	—	25,000
John R. Wilson	25,000	—	25,000
David G. Elkins	25,000	—	25,000
H. McIntyre Gardner	25,000	—	25,000
Robert D. Johnson	25,000	—	25,000
Michael J. Lotz (3)	22,917	—	22,917
________________________________
(1)    Mr. Franke is the sole member of Indigo Partners LLC, which prior to our initial public offering received annual fees totaling $800,000 under the terms of a professional services agreement with us. This agreement was terminated on May 25, 2011. Please see “Certain Relationships and Related Transactions-Professional Services Agreement.”
(2)    Mr. Kruse is a managing director at Oaktree. The annual fees payable to Mr. Kruse for his service on our board are paid to Oaktree.
(3)    Mr. Lotz was appointed to our board of directors in February 2011. He resigned from our board on March 1, 2012. Mr. Lotz is an officer of Mesa Air Group, Inc. The annual cash retainer payable to Mr. Lotz for his service on our board in 2011 were paid to Mesa Air Group, Inc.

None of our non-employee directors held any stock options or unvested stock awards as of December 31, 2011.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Our compensation committee is responsible for establishing, implementing, and monitoring adherence to our compensation philosophy. We seek to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive. Our compensation committee is appointed by our board of directors. In 2011, our compensation committee determined the compensation for our Chief Executive Officer and all of our other named executive officers, or NEOs.

Our NEOs for 2011 were as follows:

•	B. Ben Baldanza, Chief Executive Officer and President;

•	David Lancelot, our former Senior Vice President and Chief Financial Officer (resigned March 1, 2012);

•	Barry Biffle, Executive Vice President and Chief Marketing Officer;

•	Thomas Canfield, Senior Vice President, General Counsel and Secretary; and

•	Tony Lefebvre, Senior Vice President and Chief Operating Officer.

Compensation Philosophy and Objectives

The market for experienced management is highly competitive in our industry. Our goal is to attract and retain the most highly qualified executives to manage each of our business functions. In doing so, we draw upon a pool of talent that is highly sought within the airline industry. Within this talent pool, we seek out individuals who we believe will be able to contribute to our unique operating model and our vision of future success, our culture and values, and who will enhance the cohesiveness and productivity of our leadership team. We regard as fundamental that executive officer compensation be structured to provide competitive base salaries and benefits to attract and retain superior employees, and to provide incentive compensation to motivate executive officers to attain, and to reward executive officers for attaining, established financial, operational and other goals that are consistent with increasing stockholder value. In fiscal year 2011, our board of directors used cash bonuses and one award of stock options as our incentive compensation arrangement for executive officers, including the NEOs. In connection with our initial public offering, we reviewed and adjusted our executive compensation program in light of current market and governance practices in order to enhance our focus on delivering value for our shareholders. As more particularly described below, in the first quarter of 2012, we approved equity-based long-term incentive compensation awarded to NEOs in the form of 50% restricted stock units vesting over four years and 50% performance share units tied to the Company's total shareholder return over a three-year period measured against a peer group of companies.

In determining the form and amount of compensation payable to the NEOs, we are guided by the following objectives and principles:

•
Compensation levels should be competitive to attract and retain key executives. We aim to provide an executive compensation program that attracts, motivates and retains high performance talent and rewards them for our achieving and maintaining a competitive position in our industry. Total compensation (i.e. , maximum achievable compensation) should increase with position and responsibility.

•
Compensation should relate directly to performance, and incentive compensation should constitute a significant portion of total compensation. We aim to foster a pay-for-performance culture, with a significant portion of total compensation being “at risk.” Accordingly, a significant portion of total compensation should be tied to and vary with our financial, operational and strategic performance, as well as individual performance. Executives with greater roles and the ability to directly impact our strategic goals and long-term results should bear a greater proportion of the risk if these goals and results are not achieved. The amount of “at risk pay” is structured accordingly.

•
Long-term incentive compensation should align executives' interests with our stockholders' interests. Awards of long-term incentives, including equity-based compensation, encourage executives to focus on achieving our long-term growth objectives and incentivize executives to manage the Company from the perspective of stockholders with a meaningful stake in us, as well as to focus on long-term career orientation.

Determination of Compensation

The compensation committee meets periodically to specifically review and determine adjustments, if any, to the Chief Executive Officer's compensation, including his base salary, annual bonus compensation and long-term equity awards, and to review and consider recommendations of the Chief Executive Officer with respect to the other NEOs' base salaries, annual bonus compensation and long-term equity awards. For 2011, the compensation committee determined each individual component of compensation for our NEOs. The compensation committee annually evaluates our company-wide performance against the approved operating plan for the prior fiscal year. The compensation committee also meets periodically to discuss compensation-related matters as they arise during the year. Mr. Baldanza evaluates each other NEO's individual performance and contributions to the Company's success at the end of each fiscal year and reports to the compensation committee his recommendations regarding each element of the other NEOs' compensation. Mr. Baldanza does not participate in any formal discussion with the compensation committee regarding decisions on his own compensation and he recuses himself from meetings when his compensation is discussed.

We have not generally relied on formulaic guidelines for determining the mix or levels of cash and equity-based compensation, but rather have maintained a flexible compensation program that has allowed us to adapt components and levels of compensation and deliver to value to our shareholders to motivate and reward individual executives within the context of our desire to attain certain financial and operational goals. Subjective factors considered in compensation determinations include an executive's skills and capabilities, contributions as a member of the executive management team, contributions to our overall performance and whether the total compensation potential and structure is sufficient to ensure the retention of an executive when considering the compensation potential that may be available elsewhere.

In making compensation determinations, prior to 2011 the compensation committee had not reviewed any formal surveys of compensation for our competitors, but instead relied primarily on its general knowledge of the competitive market for executive talent, especially in our industry.

In July 2011, the compensation committee engaged Towers Watson as an independent compensation consultant to assist the compensation committee with our executive compensation program design. Since that time, Towers Watson has worked with the compensation committee to determine an appropriate executive compensation strategy that supports our objectives: maintaining low costs, profitable growth, sound cash flow and safe and reliable operations. In considering approaches to executive compensation, the compensation committee also has reviewed ways to strengthen the alignment of management's interests with the interests of shareholders, strengthen our ability to retain key executive talent and design plans that account for the relatively high volatility of our industry.

In order to assist the compensation committee in setting appropriate compensation metrics and target amounts, Towers Watson provided a competitive assessment of our executive compensation levels. After consideration, the compensation committee approved the following public companies as an appropriate peer group:

•	Allegiant Travel Company

•	Pinnacle Airlines Corp.

•	Hawaiian Holdings Inc.

•	Republic Airways Holdings Inc.

•	Sky West Inc.

•	JetBlue Airways Corporation

•	Alaska Air Group, Inc.

Towers Watson primarily used the peer group to assess the competitiveness of our Chief Executive Officer's and Chief Operating Officer's compensation, as these positions would normally be recruited from other passenger airlines. In assessing the compensation of our Chief Financial Officer, Chief Marketing Officer and General Counsel, the consultant used a blended approach consisting of both peer group proxy data and broader industries survey data, adjusted for business size, as these positions could also be recruited from companies in other industries. The survey data were pulled from the following executive pay surveys and aged to September 1, 2011:

•	Towers Watson 2009 Airline Compensation Database;

•	Towers Watson Data Services 2010/2011 Top Management Compensation Report, cut to focus on data for companies with revenues of $250 million to $2,500 million; and

•	William M. Mercer 2010 Executive Compensation Survey, cut to focus on data for companies with revenues of $500 million to $1,000 million.

The compensation committee was not aware of the individual participating companies in the surveys and reviewed the data in a summarized fashion.

The consultant's analysis indicated that overall our NEOs' 2011 target total cash compensation (base salary plus target bonus opportunity) approximated the 40th percentile of the market, whereas their most recent equity compensation awards approximated the 15th percentile of the market or below, resulting in total target direct compensation levels (base salary plus target bonus opportunity plus equity compensation) at approximately the 25th percentile of the market. Following this analysis, the committee approved an overall guideline of compensating our senior management generally around the market median. Within this general guideline, the committee concluded the following based on our objectives and unique business model:

•	Base Salary: In keeping with the objective of maintaining low fixed costs and managing cash resources, base salaries would be set below market median levels.

•	Short-Term Incentive: In order to appropriately reward achievement of our annual business and financial objectives, short-term incentives would be set above market median levels.

•
Long-Term Incentive: To incentivize profitable longer term growth, increase alignment with shareholder interests and provide for retention of key talent, long-term equity-based incentives would be set above market median levels.

The mix of the foregoing compensation elements would be intended to result in total direct compensation levels that approximate the market median. The committee also reserved discretion to deviate from the above guidelines as necessary to account for changing industry characteristics, our particular business model, individual performance and other factors.

Components of Compensation for 2011

For 2011, our performance-driven compensation program for our NEOs consisted of four components:

•	base salary;

•	annual cash incentive program (bonus);

•	equity-based incentives; and

•	benefits.

We are continuing to build our executive compensation program around each of the above elements because each individual component is useful in achieving one or more of the objectives of the program and we believe that, collectively, they are effective in achieving our overall objectives.

Base Salary. We provide our NEOs and other employees with a base salary to compensate them for services rendered during the fiscal year. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive's skill set, experience, role and responsibilities. Base salary amounts are established based on consideration of, among other factors, the scope of the NEOs' responsibilities, ability to contribute to the Company's success, years of service and the compensation committee's general knowledge of the competitive market, based on, among other things, experience with other companies and our industry.

The NEOs' 2011 base salaries are set forth under the “Summary Compensation Table” below. Effective June 20, 2011, Mr. Lefebvre received a base salary increase of 9.1% in connection with his promotion to Senior Vice President and Chief Operating Officer and in recognition of his increased responsibilities. The other NEOs did not receive any base salary increases in 2011.

Bonuses. Cash bonuses are intended to provide incentives to drive company-wide financial and operating performance. All of our NEOs are eligible for annual cash bonuses, which are determined annually at the discretion of the compensation committee. Historically, including for 2011, the compensation committee generally used a guideline target opportunity for our NEOs and other officers of 50% of base salary. The determination of the amount of annual bonuses paid to our executive officers generally reflects a number of considerations by the committee acting in its discretion, including our level of unrestricted cash, earnings and cost management, and a subjective evaluation of the individual contribution of each executive officer during the relevant period.

In December 2011, the compensation committee awarded one-time special cash bonuses of $235,000, $140,000, $175,000, $175,000 and $50,000 to Messrs. Baldanza, Lancelot, Biffle, Canfield and Lefebvre, respectively, to reward them for the successful completion of our initial public offering. The bonus amounts were based on the compensation committee's assessment of each NEO's contributions to our initial public offering process.

In February 2012, in accordance with the historical approach described above, the compensation committee awarded annual cash bonuses with respect to 2011 of $375,000, $225,000, $110,000, $180,000 and $150,000 to Messrs. Baldanza, Biffle, Lancelot, Canfield and Lefebvre. In determining these bonuses, the compensation committee reviewed our 2011 financial and operating performance, including EBITDAR, ex-fuel CASM, revenue performance (both in absolute terms and on a unit basis (RASM)), in light of the 2011 operating plan. Bonus determinations were not formulaic and were based on the compensation committee's subjective determination in light of our performance relative to these earnings, cost and revenue objectives and other qualitative and individual factors.

In March 2012, the compensation committee, based on a review of benchmarking and other data provided by its independent consultant, Towers Watson, and considering our Company objectives and operating plan for the year 2012, adopted our 2012 short-term incentive plan for our NEOs. Payments under the 2012 plan would be triggered by achievement of a minimum level of net income. Based on the market data, the bonus opportunity percentages were revised to 100% for the chief executive officer and to 70% for all other NEOs. Assuming the minimum net income amount were achieved, payout would be based on our performance against our 2012 operating plan as to adjusted ex-fuel CASM (adjusted for distribution and marketing expense, equity compensation expense and bonus expense), adjusted total RASM (adjusted for distribution and marketing expense), free cash flow and a basket of four reliability metrics, including on-time performance, completion factor, fleet launch and the rate of mishandled bags per 100,000. For the adjusted CASM, adjusted RASM and free cash flow metrics, payout would vary, on a linear basis, from $0, if results were below a threshold level, to 50% of target value at threshold level, to 100% of target value, if target 2012 operating plan levels were achieved, to up to 200% of target value, if defined stretch levels of metrics were achieved in excess of those set forth in our 2012 operating plan. Payout as to each metric would be additive to the payout, if any, on other metrics. Payout as to the four reliability metrics would also be additive and would depend on a minimum ranking compared to other passenger airlines, based on public DOT reports on each reliability metric. The compensation committee also reserved discretion to adjust payouts in light of safety events occurring during the year and other factors it deems relevant in assessing actual performance in 2012 compared to our 2012 operating plan.

Equity-based incentives. We believe that long-term performance is strengthened through an ownership culture that rewards and encourages long-term performance by our executive officers through the use of cash and stock-based awards. Our 2011 Equity Incentive Award Plan, or the 2011 Plan, became effective on May 25, 2011. The 2011 Plan replaced the Amended and Restated 2005 Incentive Plan, or the 2005 Stock Plan, and no new awards will be granted under the 2005 Stock Plan. Our board of directors adopted the 2011 Plan in order to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to our employees and consultants, and to promote the success of our business. Through 2011, we have historically granted awards of time-vested restricted stock or stock options. Beginning in 2012, we also have granted performance share units, which are settled in shares at the end of a three year measurement period.

The equity awards we make to our executive officers are designed to align our executives' pay with demonstrable long-term Company performance and to reward superior performance (measured both against internal goals and peer performance), align their interest in building value with that of our shareholders by promoting equity ownership and to enhance retention of key senior management talent.

In June 2011, Mr. Lefebvre received a grant of 20,000 stock options in connection with his promotion to Senior Vice President and Chief Operating Officer and in recognition of his increased responsibilities. None of the other NEOs received any equity-based awards during 2011.

In March 2012, after reviewing various alternative equity plan design alternatives, and considering data provided by towers Watson on industry practices in equity compensation, the compensation committee (acting through its standing equity award subcommittee) granted awards to our NEOs as follows: 85,000 to Mr. Baldanza, 40,000 to Mr. Biffle, 25,000 to each of Messrs. Canfield and Lefebvre and 80,000 to Mr. Lynde. One half of each award consisted of restricted stock units, vesting 25% on each of the four anniversary dates following the grant date. The other half of each award consisted of performance share units. The performance share units are settled in shares of common stock, in an amount from 0% to 200% of the number of units awarded, based on the Company's total shareholder return compared to that of 11 peer airlines over the three-year period commencing on January 1, 2012 and ending on December 31, 2014. The peer airlines are Alaska Air Group, Allegiant Travel Company, Delta Air Lines, Hawaiian Holdings, JetBlue Airways, Pinnacle Airlines, Republic Airways Holdings, Skywest, Southwest Airlines, United Continental and US Airways. In April 2012, the committee granted to Mr. Christie 47,500 restricted stock units and 47,500 performance share units, on the same vesting and other terms as for the other executive officers.

Benefits. We provide the following benefits to our NEOs. These are the same benefits provided to all our employees:

•	medical, dental and vision insurance;

•	life insurance, accidental death and dismemberment and business travel and accident insurance;

•	employee assistance program;

•	health and dependent care flexible spending accounts;

•	short and long-term disability; and

•	401(k) plan.

In addition, we provide supplemental life insurance to our employees at the director level and above, including our executive officers.

Severance and Change in Control-Based Compensation. Our NEOs participate in an executive severance plan. Under the executive severance plan, in the event of (i) an involuntary termination of the executive without cause, or (ii) an involuntary termination of the executive without cause or a voluntary termination by the executive for good reason in connection with a change in control of us, each participant that holds a Senior Vice President or higher position is entitled to receive, subject to, among other things, execution of a general release, continuation of salary payments and COBRA coverage for 12 months, a free family travel pass on our flights for 12 months and use of a blackberry for 30 days in order to allow the participant to transition to another device. The severance plan also references the benefits provided under our equity plans, which provide for full acceleration of restricted stock, stock option and restricted stock unit awards in the event of a change in control (in the case of restricted stock units and stock options granted under our 2011 Stock Plan, to the extent such awards are not assumed by a successor). Under our 2005 Stock Plan, awards vest upon the death or disability of a participant or if a participant is terminated without cause less than 90 days prior to or one year following a change in control. Restricted stock units under our 2011 stock plan also vest upon the death or disability of a participant or in the event of termination without cause or resignation for good reason during the period beginning as of the date of execution of a change in control agreement and ending on the twelfth month anniversary of the change in control. Performance share units under our 2011 stock plan also vest in the event of a participant's death or disability or in the event of a change in control based on actual performance for a shorter performance period, except that the occurrence of such events prior to the settlement date results in vesting on a pro-rata basis, according to time elapsed within the three year measurement period.The benefits provided under the severance plan are in lieu of any other benefits provided under any other Company policy, plan or arrangement, including any benefits provided under any employment agreement. Under Mr. Baldanza's employment agreement, we agreed to provide Mr. Baldanza with continuation of salary payments for 12 months and a lifetime travel pass on our flights if his employment is terminated by us without cause, subject to Mr. Baldanza's execution of a general release. We believe that terminations of employment, both within and outside of the change in control context, are causes of great concern and uncertainty for senior executives and that providing protections to our executives in these contexts is therefore appropriate in order to alleviate these concerns and allow the executives to remain focused on their duties and responsibilities to us in all situations.

Perquisites. As is common in the airline industry, senior executives and their immediate families are entitled to certain travel privileges on our flights, which may be on a positive space basis. Similar travel benefits (which generally are on a space available basis) are afforded to all of our director-level employees and above. The value of such flight benefits for the executives is reported as taxable income. We believe that providing these benefits is a relatively inexpensive way to enhance the competitiveness of the executive's compensation package. We do not provide any other significant perquisites or personal benefits to our NEOs.

Stock Ownership Guidelines. In 2012, the compensation committee also adopted stock ownership guidelines for our executives. These guidelines require all our NEOs to retain, within five years, equity interests equal to the lesser of (i) a value of 1.5 times base salary (3.0 times salary for the chief executive officer), and (ii) 30,000 shares (90,000 shares for our chief executive officer).

Tax and Accounting Considerations. While our board of directors and our compensation committee generally consider the financial accounting and tax implications of their executive compensation decisions, neither element has been a material consideration in the compensation awarded to our NEOs historically. In addition, our compensation committee and our board of directors have considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our NEOs. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for our chief executive officer and each of the other NEOs (other than our chief financial officer), unless compensation is performance-based. As we were not publicly-traded until our initial public offering, our compensation committee has not historically taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation.

Summary Compensation Table
The following table sets forth all of the compensation awarded to, earned by or paid to our NEOs during the past three fiscal years.

Name and Principal Position During 2011	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	All Other Compensation ($) (4)	Total ($)

B. Ben Baldanza Chief Executive Officer and President	2011	470,000	615,000	—	—	7,544	1,092,544
	2010	468,930	130,000	—	—	8,430	607,360
	2009	457,200	308,623	46,750	—	8,417	820,990

David Lancelot Senior Vice President and Chief Financial Officer	2011	291,011	250,000	—	—	7,544	548,555
	2010	291,011	95,000	—	—	8,430	394,441
	2009	291,011	196,432	22,000	—	7,807	517,250

Barry Biffle Executive Vice President and Chief Marketing Officer	2011	310,000	400,000	—	—	7,544	717,544
	2010	310,000	125,000	—	40,300	8,430	483,730
	2009	310,000	225,000	37,125	—	8,417	580,542

Thomas Canfield Senior Vice President, General Counsel and Secretary	2011	300,000	355,000	—	—	194	655,194
	2010	299,167	100,000	—	40,300	180	439,647
	2009	290,000	195,750	55,000	—	167	540,917

Tony Lefebvre Senior Vice President and Chief Operating Officer	2011	287,500	200,000	—	120,200	9,544	497,044

(1)
For 2011, includes one-time discretionary bonuses awarded December 2011 in connection with the successful completion of our initial public offering as well as annual bonus with respect to 2011 awarded in February 2012.

(2)	Amounts shown in the “Stock Awards” column represent the aggregate grant date fair value of restricted stock granted during 2009 computed in accordance with FASB ASC Topic 718.

(3)
Amounts shown in the “Option Awards” column represent the aggregate grant date fair value of option awards granted during 2010 and 2011 computed in accordance with FASB ASC Topic 718. The fair value of the 2011 option grant is estimated on the date of grant using the Black-Scholes option pricing model using the following weighted-average assumptions for options granted to all employees:

2011
Risk-free interest rate	2.0%
Expected life in years	6.25
Expected volatility	46.2
Expected dividend yield	—

(4)
Amounts under the “All Other Compensation” column for 2011 consist of 401(k) company-matching contribution and company-paid life insurance premiums and accidental death and dismemberment insurance premiums as follows:

Name	401(k) Plan Company Contributions ($) (a)	Company-Paid Life Insurance and accidental death and dismemberment insurance Premiums ($)
Mr. Baldanza	7,350	194
Mr. Lancelot	7,350	194
Mr. Biffle	7,350	194
Mr. Canfield	—	194
Mr. Lefebvre	7,350	194

(a) See “Employee Benefits Plans-401(k) Plan” for a description of employer matching contributions made under our defined contribution 401(k) plans.

Grants of Plan-Based Awards in 2011
The following table sets forth certain information with respect to grants of plan-based awards to our NEOs for 2011.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Tony Lefebvre	6/20/2011	20,000	$120,200

(1)
Amounts shown in this column represent the aggregate grant date fair value of option awards granted during 2011 as computed in accordance with FASB ASC Topic 718. See footnote (3) to the Summary Compensation Table for a discussion of valuation assumptions for the aggregate grant date fair values.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards

Employment Agreement and Offer Letters

B. Ben Baldanza. On January 24, 2005, we entered into an employment agreement with B. Ben Baldanza, our current Chief Executive Officer and President. Under the employment agreement, Mr. Baldanza is entitled to receive an annual base salary of no less than $450,000 as Chief Executive Officer, a target bonus of 50% but not exceeding 100% of his base salary, as well as a monthly car allowance. In 2007, Mr. Baldanza's car allowance (and that of other senior executives) was eliminated in connection with a salary increase in that year. The agreement provided for a grant of 225,000 shares of restricted stock in connection with his commencement of employment and an additional grant of 125,000 shares of restricted stock when Mr. Baldanza succeeded to the position of Chief Executive Officer. In addition, we agreed to provide Mr. Baldanza with 12 months of base salary and a lifetime family travel pass on our flights if his employment is terminated by us without cause, subject to Mr. Baldanza's execution of a general release.

David Lancelot. On December 11, 2006, we entered into an employment letter agreement with David Lancelot, our former Senior Vice President and Chief Financial Officer. Under the agreement, Mr. Lancelot was entitled to receive an annual base salary from us initially set at $285,000, as well as a monthly car allowance (which was eliminated in 2007 in exchange for an increase in base salary). The letter agreement also provided that Mr. Lancelot would be eligible to participate in an incentive compensation program, as approved by our board of directors. In addition, the agreement provided for a grant of 90,000 shares of restricted stock to Mr. Lancelot in connection with his commencement of employment, in accordance with the terms of our 2005 Stock Plan. The letter agreement also provided for positive space travel on our airline for the executive and his immediate family. In connection with Mr. Lancelot's resignation in March 2012, the employment letter agreement terminated. We entered into a Separation Agreement with Mr. Lancelot providing for a release of claims against the Company by the executive in exchange for the payment of an aggregate of $401,011 in equal installments over a one-year period. In addition, the agreement provided for accelerated vesting of 5,000 shares of restricted stock, in exchange for Mr. Lancelot's agreement to provide transition assistance for 90 days, his undertaking not to solicit any of our employees for 18 months and certain other customary covenants.

Barry Biffle. On January 27, 2005, we entered into an employment letter agreement with Barry Biffle, our current Executive Vice President and Chief Marketing Officer. Under the agreement, Mr. Biffle is entitled to receive an annual base salary from us initially set at $200,000, as well as a monthly car allowance (which was eliminated in 2007 in exchange for an increase in base salary). Under the agreement, Mr. Biffle was entitled to an initial equity grant equal to 0.75% of our then-outstanding common stock, or 75,000 shares. The letter agreement also provides for positive space travel on our airline for the executive and his immediate family.

Thomas Canfield. On September 10, 2007, we entered into an employment letter agreement with Thomas Canfield, our current Senior Vice President, General Counsel and Secretary. Under the agreement, Mr. Canfield is entitled to receive an annual base salary from us initially set at $275,000, a target bonus at 50% of base salary with the maximum payout capped at 200% of base salary. In addition, the agreement provided for a grant of 75,000 shares of restricted stock to Mr. Canfield in connection with his commencement of employment, in accordance with the terms of our 2005 Stock Plan. The letter agreement also provides for positive space travel on our airline for the executive and his immediate family.

Tony Lefebvre. On August 11, 2005, we entered into an employment letter agreement with Tony Lefebvre, our current Senior Vice President and Chief Operating Officer. Under that letter agreement, which covered his former position of Senior Vice President, Airport Services, Mr. Lefebvre was entitled to receive an annual base salary initially set at $200,000 and a monthly car allowance. In 2007, Mr. Lefebvre's car allowance (and that of other senior executives) was eliminated in connection with a salary increase that year. In addition, the agreement provided for a grant of 50,000 shares of restricted stock in connection with his commencement of employment. The letter agreement also provided for positive space travel on our airline for the executive and his family. Effective June 20, 2011, Mr. Lefebvre was promoted to Senior Vice President and Chief Operating Officer.

Outstanding Equity Awards at December 31, 2011
The following table lists all outstanding equity awards held by our NEOs as of December 31, 2011.

		Option Awards				Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($) (1)

B. Ben Baldanza	5/5/09 (2)	—	—	—	—	21,250	330,863
	2/11/08 (3)	—	—	—	—	17,500	272,475

David Lancelot	5/5/09 (2)	—	—	—	—	10,000	155,700
	2/11/08 (3)	—	—	—	—	12,500	194,625

Barry Biffle	2/2/2010	2,500	7,500	7.80	7/27/2020	—	—
	5/5/09 (2)	—	—	—	—	16,960	264,067
	12/1/08 (3)	—	—	—	—	18,750	291,938
	2/11/08 (3)	—	—	—	—	15,000	233,550

Thomas Canfield	2/2/10 (4)	2,500	7,500	7.80	7/27/2020	—	—
	5/5/09 (2)	—	—	—	—	25,000	389,250
	2/11/08 (3)	—	—	—	—	12,500	194,625

Tony Lefebvre	6/20/11 (5)	—	20,000	12.00	6/20/2021	—	—
	2/2/10 (4)	3,750	11,250	7.80	7/27/2020	—	—
	5/5/09 (2)	—	—	—	—	15,000	233,550
	2/11/08 (3)	—	—	—	—	11,250	175,163

(1)	The market value of shares of stock that have not vested is calculated based on the closing price of our common stock as of December 30, 2011 which was $15.57.

(2)	The remaining unvested shares vest in two equal annual installments on each of the third and fourth anniversaries of the vesting commencement date.

(3)	The remaining unvested shares vest on the fourth anniversary of the vesting commencement date.

(4)	The remaining unvested shares vest in three equal annual installments on each of the second, third and fourth anniversaries of the vesting commencement date.

(5)	The shares vest in four equal annual installments on each of the first, second, third and fourth anniversaries of the vesting commencement date

Option Exercises and Stock Vested in 2011
The following table shows information regarding vesting of restricted stock held by our NEOs during 2011. We have calculated the value realized on vesting by multiplying the number of shares of stock by the fair market value of our common stock on the vesting date. We have provided no information regarding stock option exercises because no NEOs exercised stock options during 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
B. Ben Baldanza	37,500	417,775
David Lancelot	46,875	492,194
Barry Biffle	50,000	648,075
Thomas Canfield	43,750	516,063
Tony Lefebvre	25,000	279,150

(1)	Amounts shown are based on the fair market value of our common stock on the applicable vesting date.

Pension Benefits
None of our NEOs participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.
Nonqualified Deferred Compensation
None of our NEOs participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.
Potential Payments upon Termination or Change in Control
The information below describes and quantifies certain compensation and benefits that would have become payable to each of our NEOs if our NEO's employment had terminated on December 31, 2011 as a result of each of the termination scenarios described below, taking into account the named executive's compensation as of that date. The information below does not generally reflect compensation and benefits available to all salaried employees upon termination of employment with us under similar circumstances.

Name of Executive Officer	Termination Scenario	Severance ($) (1)	Value of Unvested Restricted Stock Awards ($) (2)	Value of Unvested Option Awards ($) (3)	Value of Continued Health Care Coverage Premiums ($) (4)	Life Insurance Proceeds ($) (5)	Other ($) (6)	Total ($)

B. Ben Baldanza	Termination without Cause (7)	470,000	—	—	—	—	29,652	499,652
	Change of Control	—	603,338	—	—	—	—	603,338
	Qualifying Termination in Connection with a Change in Control (8)	470,000	603,338	—	18,038	—	1,054	1,092,430
	Death or Disability	—	603,338	—	—	75,000	—	678,338

David Lancelot	Termination without Cause (7)	291,011	—	—	18,929	—	1,706	311,646
	Change of Control	—	350,325	—	—	—	—	350,325
	Qualifying Termination in Connection with a Change in Control (8)	291,011	350,325	—	18,929	—	1,706	661,971
	Death or Disability	—	350,325	—	—	75,000	—	425,325

Barry Biffle	Termination without Cause (7)	310,000	—	—	19,139	—	1,054	330,193
	Change of Control	—	789,555	58,275	—	—	—	847,830
	Qualifying Termination in Connection with a Change in Control (8)	310,000	789,555	58,275	19,139	—	1,054	1,178,023
	Death or Disability	—	789,555	58,275	—	75,000	—	922,830

Thomas Canfield	Termination without Cause (7)	300,000	—	—	19,139	—	1,054	320,193
	Change of Control	—	583,875	58,275	—	—	—	642,150
	Qualifying Termination in Connection with a Change in Control (8)	300,000	583,875	58,275	19,139	—	1,054	962,343
	Death or Disability	—	583,875	58,275	—	75,000	—	717,150

Tony Lefebvre	Termination without Cause (7)	300,000	—	—	5,984	—	727	306,711
	Change of Control	—	408,713	158,813	—	—	—	567,526
	Qualifying Termination in Connection with a Change in Control (8)	300,000	408,713	158,813	5,984	—	727	874,237
	Death or Disability	—	408,713	87,413	—	75,000	—	571,126

(1)	Represents continuation of salary payments for 12 months.

(2)
Represents the aggregate value of the executive's unvested restricted stock that would have vested on an accelerated basis, determined by multiplying the number of accelerating shares by the closing price of our common stock ($15.57 as of December 30, 2011). Time-vesting awards under the 2005 Stock Plan and the 2011 Plan become fully vested in the event of a change in control (under the 2011 Plan, only to the extent not assumed by a successor). Under the 2005 Stock Plan awards become fully vested in the event of death or disability or if a participant is terminated without cause less than 90 days prior to a change in control.

(3)
Represents the aggregate value of the executive's unvested option awards that would have vested on an accelerated basis, based on the spread between the closing price of our common stock ($15.57) as of December 30, 2011 and the stock options' exercise prices.

(4)	Represents continued coverage under COBRA for 12 months under the executive severance plan based on the incremental cost of our contribution as of December 31, 2011 to provide this coverage.

(5)
Our NEOs each receive life insurance proceeds of $75,000 upon death, which amounts have been included in the table. We pay the premiums for term life insurance for all eligible employees providing coverage ranging between $20,000 and $100,000.

(6)
For NEOs other than Mr. Baldanza, represents the value of a free family travel pass for 12 months and use of a blackberry for 30 days in order to allow the participant to transition to another device. The value of the flight benefits for 12 months was calculated using an incremental cost approach, assuming that executives and eligible family members would each take ten round trip flights during the period, each with an incremental cost that includes the estimated cost of incremental fuel, insurance, security, station cleaning, facility rent and station baggage rent, but excludes fees and taxes paid by the named executive officer for the air transportation. In the case of Mr. Baldanza, in the event of a termination without cause only, represents the value of a lifetime travel pass (including immediate family) on our flights, as provided under his employment agreement. The present value of the lifetime flight benefit was calculated using a discount rate of 7.00% and mortality assumptions based on the United States Statistics Life Expectancy Tables. The value was calculated using an incremental cost approach, assuming that Mr. Baldanza and his eligible family members would each take ten round trip flights during each year, each with an incremental cost that includes the estimated cost of incremental fuel, insurance, security, station cleaning, facility rent and station baggage rent, but excludes fees and taxes paid by Mr. Baldanza for the air transportation.

(7)	Represents the benefits payable to Mr. Baldanza under his employment agreement and the benefits payable to each other NEO under the executive severance plan.

(8)
Represents the benefits payable to each NEO under the executive severance plan in the event of a termination without cause in connection with a change in control of us or within 12 months following a change in control of us or a termination for good reason within 30 days following a change in control of us.

Compensation Risk Assessment
Management considered our compensation policies and practices for our employees to determine if these policies and practices give rise to risks that are reasonably likely to have a material adverse effect on us.
This risk assessment process included a review by management of our compensation policies and practices and identification of risks and risk controls related to the programs. Although management reviewed all compensation programs, it focused on the programs with variability of payout, which means the participant is able to directly affect payout. Management assessed our compensation programs against potential compensation risks relating to pay mix, performance metrics, payment timing and adjustments, equity incentives, performance appraisals, and leadership and culture. No areas of risk were determined to be reasonably likely to have a material adverse effect on us.
In reaching its conclusion that our compensation policies and practices do not give rise to risks that are reasonably likely to have a material adverse effect on us, management considered the following:

•
For most of our employees, cash compensation is fixed in the form of base salaries or hourly cash compensation. For our officers and director-level employees, the majority of cash compensation is also fixed in the form of base salaries. Fixed compensation in the form of base salaries or hourly compensation provide income regardless of our short-term performance and do not create an incentive for employees to take unnecessary risks.

•
In evaluating our performance for purposes of our cash incentive plans, the compensation committee reviews our performance in several areas, including income statement and balance sheet financial measures, to provide a balanced perspective.

•
The compensation committee exercises broad discretion in determining compensation amounts, and qualitative factors beyond quantitative financial metrics are a key consideration in the determination of individual cash bonuses and long-term equity awards. For example, for 2011, the determination of bonus payouts under our executive cash incentive was not formulaic and was based on the compensation committee's evaluation of qualitative factors beyond quantitative financial metrics.

•
The financial opportunity in our long-term incentive program is best realized through long-term appreciation of our stock price, which mitigates excessive short-term risk-taking. Equity-based awards vest ratably over four years, in the case of restricted stock units, or are settled in a single payment after three years, in the case of our performance share units, in each case subject to the holder's continuing service with us. This promotes alignment of our employees' interests with our long-term objectives and interests and with stockholders' interests.

This Proxy Statement, including the preceding paragraphs, contains forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Forward-looking statements contained in this Proxy Statement should be considered in light of the many uncertainties that affect our business and specifically those factors discussed from time to time in our public reports filed with the SEC, such as those discussed under the heading, “Risk Factors,” in our most recent Annual Report on Form 10-K, and as may be updated in subsequent SEC filings.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Spirit under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company's 2011 Annual Report on Form 10-K.

Compensation Committee
Bill Franke, Chairman
David Elkins
Stuart Oran
Horacio Scapparone

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Spirit under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of the Board. The audit committee's functions are more fully described in its charter, which is available on our website at http://ir.spirit.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management Spirit's audited consolidated financial statements as of and for the year ended December 31, 2011.

The audit committee has discussed with Ernst & Young LLP, the Company's independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. In addition, the audit committee discussed with Ernst & Young LLP their independence, and received from Ernst & Young LLP the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the audit committee discussed with Ernst & Young LLP, with and without management present, the scope and results of Ernst & Young LLP's audit of such financial statements.

Based on these reviews and discussions, the audit committee has recommended to the Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC. The audit committee also has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 and is seeking ratification of such selection by the stockholders.

Audit Committee
H. McIntyre Gardner, Chairman
Robert Johnson
Barclay Jones III
John Wilson

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our board of directors has adopted a written related party policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we are to be a participant, the amount involved exceeds $120,000 and a related party had or will have a direct or indirect material interest, including purchases of goods or services by or from the related party or entities in which the related party has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related party.
Recapitalization Agreement
We entered into the Recapitalization Agreement with the holders of all of our then outstanding notes, shares of Class A preferred stock and shares of Class B preferred stock, including investment funds managed by Oaktree and Indigo. The Recapitalization Agreement provided that, in connection with our initial public offering, after we paid our underwriting discounts on the shares sold by us and the expenses of our initial public offering payable by us (which included those incurred by the selling stockholders, other than underwriting discounts on the shares offered by them):

•	we paid three individual, unaffiliated holders of our subordinated notes a fee equal to $450,000 in the aggregate;

•	we retained net proceeds from the sale of shares of common stock by us in our initial public offering equal to $150.0 million; and

•
the remaining net proceeds of our initial public offering, which were equal to approximately $20.6 million, were used to pay a portion of outstanding principal amounts of the Tranche A notes and Tranche B notes and all accrued and unpaid interest thereon.

Also in connection with our initial public offering:

•
all of the principal amount and accrued and unpaid interest on all of our outstanding notes either were repaid with a portion of the net proceeds from our initial public offering or, to the extent not repaid, exchanged for a number of shares of common stock equal to the principal amount and accrued and unpaid interest of such unpaid notes divided by our initial public offering price per share of $12.00;

•
all shares of Class A preferred stock and Class B preferred stock outstanding immediately prior our initial public offering were exchanged for a number of shares of common stock equal to the Liquidation Preference of such shares divided by our initial public offering price per share of $12.00; and

•	each share of Class B common stock was exchanged for one share of common stock.
As a result of the 2011 Recapitalization, upon the closing of our initial public offering there were no notes and no shares of preferred stock outstanding.
The Recapitalization Agreement provides that investment funds managed by Oaktree and Indigo had the right to sell a number of shares of common stock in our initial public offering solely to the extent that the underwriters exercise their over-allotment option to purchase additional shares of common stock in such an amount such that investment funds managed by Oaktree and Indigo will receive gross proceeds from the sale of up to $25.6 million and $5.0 million, respectively (with priority to the Oaktree shares), and any remaining shares of common stock that may have been sold in the over-allotment be sold on a pro rata basis (based on shares of common stock owned after our initial public offering) between investment funds managed by Oaktree and Indigo. Further, investment funds managed by Oaktree and Indigo have the right, subject to certain limitations, to sell shares of common stock in a registered offering following our initial public offering in amounts equal to the difference between $25.6 million and $5.0 million, respectively, and the gross proceeds that each received in the over-allotment sale in our initial public offering. The Recapitalization Agreement also provided that we will pay the reasonable out of pocket expenses for certain transactions.
Tax Receivable Agreement
We entered into the Tax Receivable Agreement (“TRA”) with our Pre-IPO Stockholders (as defined in the TRA) that became effective immediately prior to the consummation of our initial public offering. Under the TRA, we are obligated to pay to the Pre-IPO Stockholders an amount equal to 90% of the cash savings in federal income tax realized by us by virtue of the use of the federal net operating loss, deferred interest deductions and alternative minimum tax credits held by us as of March 31, 2011. Cash tax savings generally will be computed by comparing our actual federal income tax liability to the amount of such taxes that we would have been required to pay had such Pre-IPO NOLs (as defined in the TRA) not been available. Upon consummation of our initial public offering and execution of the TRA we recorded a liability with an offsetting reduction to additional paid in capital.

The term of the TRA will continue until the first to occur of (a) the full payment of all amounts required under the agreement with respect to utilization or expiration of all of the Pre-IPO NOLs, (b) the end of the taxable year including the tenth anniversary of our initial public offering or (c) a change in control of our Company. Upon such a change in control, we will be obligated to make a final payment under the Tax Receivable Agreement equal to 90% of the present value of the tax saving represented by any portion the Pre-IPO NOLs for which a payment under the agreement had not already been made assuming the applicable net operating losses, deferred interest deductions and alternative minimum tax credits are fully used in the year of such change in control without limitation or, if there exist pre-existing limitations on such Pre-IPO NOLs, assuming such net operating losses, deferred interest deductions or alternative minimum tax credits, as the case may be, are used as quickly as possible in subsequent years. Payments resulting from a change in control could be substantial and could exceed our actual cash savings from the Pre-IPO NOLs.
The amount and timing of payments under the TRA will depend upon a number of factors, including, but not limited to, the amount and timing of taxable income we generate in the future and any future limitations that may be imposed on our ability to use the Pre-IPO NOLs. As of December 31, 2011, we estimated a cash benefit of $36.5 million, or 90% of the total cash benefit from the full use of the Pre-IPO NOLs, will be paid to our Pre-IPO Stockholders under the terms of the TRA.
While the TRA is designed with the objective of causing our annual cash costs attributable to federal income taxes (without regard to our continuing 10% interest in the Pre-IPO NOLs) to be the same as we would have paid had we not had the Pre-IPO NOLs available to offset our federal taxable income, there are circumstances in which this may not be the case. In particular, the TRA provides that any payments by us thereunder shall not be refundable. In that regard, the payment obligations under the TRA differ from a payment of a federal income tax liability in that a tax refund would not be available to us under the TRA even if we were to incur a net operating loss for federal income tax purposes in a future tax year. The TRA does, however, provide a mechanism by which the tax benefit attributable to such future net operating loss will be deemed to be recognized by us before any further payments are made under the TRA. Similarly, the Pre-IPO Stockholders will not reimburse us for any payments previously made if any tax benefits relating to such payments are subsequently disallowed, although the amount of any such tax benefits subsequently disallowed will reduce future payments (if any) otherwise owed to the Pre-IPO Stockholders. For example, if our determinations regarding the applicability (or lack thereof) and amount of any limitations on the Pre-IPO NOLs under Section 382 of the Internal Revenue Code of 1986, as amended, were to be successfully challenged by the IRS after payments relating to such Pre-IPO NOLs had been made to the Pre-IPO Stockholders, we would not be reimbursed by the Pre-IPO Stockholders and our recovery would be limited to the extent of future payments (if any) otherwise remaining under the TRA. In addition, depending on the amount and timing of our future earnings (if any) and on other factors, including the effect of any limitations imposed on our ability to use the Pre-IPO NOLs, it is possible that all payments required under the TRA could become due within a relatively short period of time following our initial public offering.
If we had not entered into the TRA, we would be entitled to realize the full economic benefit of the Pre-IPO NOLs, to the extent allowed by Section 382 of the Internal Revenue Code of 1986, as amended. The TRA is designed with the objective of causing our annual cash costs attributable to federal income taxes (without regard to our continuing 10% interest in the Pre-IPO NOLs) to be the same as we would have paid had we not had the Pre-IPO NOLs available to offset our federal taxable income.
Additionally, the payments we make to the Pre-IPO Stockholders under the TRA are not expected to give rise to any incidental tax benefits to us, such as deductions or an adjustment to the basis of our assets.
The TRA provides that in the event that we breach any of our material obligations under the TRA, whether as a result of our failure to make any payment when due (subject to a specified cure period), failure to honor any other material obligation under the TRA or by operation of law as a result of the rejection of the TRA in a case commenced under the Bankruptcy Code or otherwise, then all our payment and other obligations under the TRA will be accelerated and will become due and payable. Additionally, we have the right to terminate the TRA, in which case our payment and other obligations under the TRA will be accelerated and will become due and payable. Such payments could be substantial and could exceed our actual cash tax savings from the Pre-IPO NOLs.
In the event that any determinations must be made under or any dispute arises involving the TRA, the Pre-IPO Stockholders will be represented by certain shareholder representatives that are entities controlled by Indigo and Oaktree. In any such instance, should any representatives of Indigo or Oaktree then be serving on our board of directors, such directors will be excluded from deliberations and actions of the board related to the relevant determination or dispute.
Professional Services Agreement
Prior to our initial public offering, we were party to a Professional Services Agreement with Indigo pursuant to which Indigo agreed to provide our board and our management with financial and management consulting services, including business strategy, budgeting of future corporate investments, acquisition and divestiture strategies and debt and equity financing consulting services. Indigo is managed by one of our directors, Bill Franke, and another of our directors, John Wilson, is a principal of Indigo. In exchange for these services, we have paid Indigo a fee of $800,000 per year and reimbursed Indigo for reasonable fees and expenses incurred in connection with the rendering of these services. As part of the Recapitalization Agreement, Indigo agreed to terminate the Professional Services Agreement in exchange for $1.8 million, which was paid from the net proceeds from our initial public offering retained by us. In the years 2009, 2010 and 2011, we paid $1.5 million, $0.8 million and $2.1 million (which amount includes the $1.8 million termination fee) million, respectively, to Indigo under this agreement. Of the $1.5 million payment made to Indigo during 2009, $0.7 million was to reimburse Indigo for transaction expenses incurred in connection with an acquisition transaction that was not completed.
Registration Rights
Investment funds managed by Indigo and Oaktree, and their respective transferees, are entitled to certain “long-form” (Form S-1) demand, “short-form” (Form S-3) demand and “piggyback” registration rights, subject to lock-up arrangements pursuant to a Second Amended and Restated Investor Rights Agreement, as amended.
Demand and Short-Form Registration Rights
The holders of at least a majority of these shares can, on not more than one occasion, request that we register all or a portion of their shares under the Securities Act of 1933, as amended (the “Securities Act”). In addition, these holders are entitled to certain short-from registration rights whereby they can make a written request that we register their shares on a short form registration if we are eligible to file a registration statement on Form S-3. These stockholders may make an unlimited number of requests for registration on Form S-3. Once every 12 months, we may postpone for up to 60 days the filing or the effectiveness of a registration statement for a demand or a short-form registration if our board of directors determines that such registration would have a material adverse effect on any of our proposals or plans to engage in any acquisitions of assets, merger, consolidation, tender offer or similar transaction.
Piggyback Registration Rights
In the event that we propose to register any of our securities under the Securities Act (other than pursuant to a demand or short-form registration or pursuant to a registration on Form S-4 or S-8 or any successor or similar forms), Indigo and Oaktree (or their respective designees) will be entitled to certain “piggyback” registration rights allowing for inclusion of their shares in such registration, subject to certain marketing and other limitations.
Expenses of Registration, Restriction and Indemnification
Generally we have agreed to pay all registration expenses, including the legal fees of one counsel for all holders under the Second Amended and Restated Investor Rights Agreement, as amended, including this offering. In addition, we will reimburse the holders for the reasonable fees and disbursements paid by such holders of each additional counsel retained for the purpose of rendering any legal opinion required by underwriters or us.
The demand, short-form and piggyback registration rights are subject to customary restrictions such as blackout periods and any limitations on the number of shares to be included in the underwritten offering imposed by the managing underwriter. The Second Amended and Restated Investor Rights Agreement, as amended, also contains customary indemnification provisions.
Stockholders Voting Agreement
We were party to a Stockholders Voting Agreement with investment funds managed by Indigo and Oaktree. The Stockholders Voting Agreement provided that our board of directors was to be comprised of 11 members at the closing date of our initial public offering and that each of the investment funds managed by Indigo and Oaktree had the right to designate such number of director nominees to our board of directors as was equal to the product of the total number of directors to be elected multiplied by the ratio of the number of shares of our capital stock held by such stockholder to the number of shares of our capital stock held by investment funds managed by Indigo and Oaktree in the aggregate, in each case rounded to the nearest whole number except in limited circumstances for funds managed by Indigo. The designation of such nominees was subject to their election by our stockholders at the annual meeting, provided that each of the investment funds managed by Indigo and Oaktree voted all of the capital stock held by it in order to elect such nominees. Each of the investment funds managed by Indigo and Oaktree had the right to fill any vacancies otherwise resulting in such director positions. By its terms, the Stockholders Voting Agreement terminated on January 25, 2012, when the investment funds managed by Indigo and by Oaktree, as a group, no longer owned 50% of our outstanding voting common stock.

Letter of Credit Facility
On December 11, 2008, we amended our letter of credit facility to eliminate a paid-in-kind feature. In connection with this amendment, certain holders of our Tranche B notes, including investment funds managed by Oaktree and Indigo, provided a guarantee of up to $11.8 million, and we agreed to pay a commitment fee equal to 17% per annum on this guarantee. On April 29, 2011, we extended the letter of credit facility and increased the amount to $30 million. This extended facility was subject to a commitment fee of 15% per annum, which was payable on a monthly basis, and a $0.6 million termination fee. In connection with the extension of this facility, the stockholder guarantee was terminated and we paid them the accrued commitment fees in an aggregate amount of $5.6 million, of which $3.2 million was paid to funds managed by Indigo and $2.4 million was paid to funds managed by Oaktree. We terminated this letter of credit facility after the consummation of our initial public offering and used a portion of the net proceeds from our initial public offering retained by us to pay the lender the $0.6 million termination fee.
Stock Distribution Agreement
On December 7, 2011, we entered into a Stock Distribution Agreement with Indigo Miramar LLC, Nilchii LLC, Mesa Air Group, Inc., Anchorage Illiquid Opportunities Offshore Master Fund, L.P., Anchorage Illiquid Opportunities Offshore Master Fund II, L.P. and PAR Investment Partners, L.P. Pursuant to the Stock Distribution Agreement, the funds affiliated with Anchorage Capital Group, L.L.C. and PAR Investment Partners, L.P, which are the entities that currently hold all of the outstanding shares of our non-voting common stock, agreed that no conversion of their shares of non-voting common stock shall be effected unless (a) such holder has been determined to be a citizen of the United States, or COUS, under applicable regulatory standards; (b) such holder has sold or transferred the shares of non-voting common stock to a person determined to be a COUS under applicable regulatory standards; (c) such holder sells or transfers the shares of non-voting common stock in an open-market transaction reported on the NASDAQ Stock Market, unless the holder is aware that the transferee is not a COUS.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORTS

Our 2011 Annual Report on Form 10-K (which is not a part of our proxy soliciting materials), is being mailed with this Proxy Statement to those stockholders that received a copy of the proxy materials in the mail. Stockholders can also access this Proxy Statement and our 2011 Annual Report to Stockholders at www.proxyvote.com, which does not have “cookies” that identify visitors to the site. Requests for copies of our 2011 Annual Report to Stockholders may also be directed to Secretary, 2800 Executive Way, Miramar, Florida 33025.

We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 with the SEC. It is available free of charge at the SEC's web site at www.sec.gov. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to Secretary, 2800 Executive Way, Miramar, Florida 33025.

By Order of the Board of Directors
/s/ Thomas Canfield
Thomas Canfield
Secretary
April 30, 2012

SPIRIT AIRLINES INC.
2800 EXECUTIVE WAY
MIRAMAR, FL 33025

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M46567-P27596 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

SPIRIT AIRLINES INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Barclay G. Jones III
02) Robert D. Johnson
03) Stuart I. Oran

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote 1 year on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. To hold an advisory vote on whether the advisory vote to approve named executive officer compensation should be held every one, two or three years.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M46568-P27596

SPIRIT AIRLINES INC.
Annual Meeting of Stockholders
June 13, 2012 9:00 a.m., MST
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) (Appointee) and (Appointee), or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of SPIRIT AIRLINES INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., MST, local time on June 13, 2012, at the The Ritz-Carlton, Phoenix at 2401 East Camelback Road, Phoenix, Arizona 85016, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side